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EXHIBIT 99.5


                        ACE MARKETING & PROMOTIONS, INC.
                               457 ROCKAWAY AVENUE
                             VALLEY STREAM, NY 11581
                                 (516) 256-7766


               ACE REPORTS ON ITS OPERATIONS WHICH INCLUDES A 44%
                    INCREASE IN REVENUE IN ITS THIRD QUARTER


VALLEY STREAM, NY - (Business Wire) - November 13, 2006

Ace Marketing & Promotions, Inc. (OTC BB: AMKT) announced today the results for its third quarter and nine months ended September 30, 2006.

                          Three Months Ended             Nine Months Ended
                            September 30,                   September 30,
                        2006            2005            2006            2005
                    -----------     -----------     -----------     -----------

Revenue (A)         $ 1,357,655     $   750,957     $ 3,521,251     $ 2,300,150


Gross Profit (B)        439,023         273,491       1,073,155         781,965

Operating
Expenses (C)            459,791         313,066       1,330,275       1,310,147


Net (Loss) (D)          (19,286)        (39,563)       (254,767)       (532,581)

Net (Loss)
Income per
Common Share
Basic and
Diluted             $        --     $     (0.01)    $      (.04)    $      (.09)

Weighted
Shares
Outstanding           7,389,442       5,888,076       6,859,859       5,877,988
                    ===========     ===========     ===========     ===========

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(A)    The increases in revenues in 2006 were primarily due to Ace utilizing additional sales representatives to obtain additional customers and Ace's new and existing customers buying products with higher average prices.

(B) Gross profits will vary period-to-period depending upon a number of factors including the mix of items sold, pricing of the items and the volume of product sold.

(C) The overall increases in operating expenses over the comparable periods of the prior years were due to increases in stock based compensation and salaries.

(D) The third quarter net loss for 2006 includes stock based payments (non-cash) of $22,821 as compared to $5,094 for the comparable period of 2005. The first nine months of 2006 include stock based payments (non-cash) of $87,135 as compared to $481,786 for the comparable period of the prior year.


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INTRODUCING ACE

Ace is a full service advertising specialties and promotional products company that distributes items typically with logos to large corporations, schools and universities, financial institutions and not-for-profit organizations. Specific categories of promotional products include advertising specialties, business gifts, incentives and awards, and premiums.

For additional information, a copy of Ace's Form 10-QSB can be obtained on the Internet by going to www.acemarketing.net, clicking on links and then clicking on SEC Filings.


Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995.


Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

--------------------
CONTACT:
   Ace - Valley Stream, NY.
   Michael Trepeta, President - 516-256-7766


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